Exhibit 99.1

FOR MORE INFORMATION, CONTACT:

Investors: Adam Rodriguez Office: 210-255-6197 Wireless: 210-861-7969 adam.rodriguez@kci1.com	Media: Kevin Belgrade Office: 210-255-6232 Wireless: 210-216-1236 kevin.belgrade@kci1.com

KINETIC CONCEPTS REPORTS
FOURTH QUARTER AND FULL YEAR
FINANCIAL RESULTS FOR 2009

Fourth Quarter Highlights

- Total revenue of $526.8 million, up 7% from the prior-year period as reported and up 4% on a constant currency basis

- North American Active Healing Solutions (“AHS”), formerly V.A.C. Therapy®, revenue of $274.3 million, up 3% as reported and 2% on a constant currency basis

- Worldwide AHS revenue of $367.2 million, up 6% as reported and 2% on a constant currency basis

   -   Regenerative Medicine revenue of $76.9 million, up 13% from the prior-year period

- Worldwide Therapeutic Support Systems (“TSS”) revenue of $82.7 million, up 7% as reported and 3% on a constant currency basis

- Diluted earnings per share of $0.93, up 33% as reported, and $1.10, up 12%, on a non-GAAP basis adjusted for non-cash acquisition-related items

San Antonio, Texas, January 26, 2010 – Kinetic Concepts, Inc. (NYSE: KCI) today reported fourth quarter and full year 2009 total revenue of $526.8 million and $1.993 billion, respectively, an increase of 7% and 6% from the same respective periods of 2008.  Foreign currency exchange movements favorably impacted total revenue for the fourth quarter of 2009 by 3%, but unfavorably impacted revenue for the full year of 2009 by 2%, compared to the corresponding periods of the prior year.

Net earnings for the fourth quarter of 2009 were $66.3 million, or $0.93 per diluted share, compared to $49.4 million, or $0.70 per diluted share, for the fourth quarter of 2008, representing increases of 34% and 33%, respectively, from the prior-year period.  Net earnings per diluted share on a comparable, non-GAAP basis, which excludes non-cash acquisition-related items, were $1.10 for the fourth quarter of 2009, up $0.12, or 12%, from the prior-year period.

For the full year of 2009, net earnings were $228.7 million, or $3.24 per diluted share, compared to $166.4 million, or $2.32 per diluted share for 2008, representing increases of 37% and 40%, respectively, from the prior year.  Net earnings per diluted share on a comparable, non-GAAP basis were $3.99 for the full year of 2009, up $0.21, or 6% from the prior year.

“I am pleased with the resilience we demonstrated this quarter and year, particularly in the face of such a challenging 2009,” said Catherine M. Burzik, President and Chief Executive Officer of KCI.  “For 2010, we look forward to several new product launches, the launch of V.A.C. Therapy in Japan, continued expansion of our LifeCell business domestically and in Europe, and stabilization of our TSS business.”

Revenue Recap – Fourth Quarter and Full Year of 2009

Worldwide revenue from AHS products was $367.2 million for the fourth quarter of 2009 and $1.407 billion for the full year of 2009, compared to $347.5 million and $1.394 billion, respectively, for the corresponding periods of 2008, representing increases of 6% and 1%, respectively, from the prior-year periods.  Foreign currency exchange movements favorably impacted worldwide AHS revenue by 3% in the fourth quarter of 2009, but unfavorably impacted worldwide AHS revenue by 2% for the full year of 2009, compared to the prior-year periods.  On a constant currency basis, the growth in AHS revenue stemmed from increased market penetration of V.A.C. Therapy, resulting in higher rental and sales unit volumes.  North American AHS revenue of $274.3 million for the fourth quarter and $1.066 billion for the full year of 2009 represented increases of approximately 3% and 2%, respectively, compared to the same periods of the prior year due to continued market penetration and increased therapy unit sales activity.  Average U.S. rental unit volume during the fourth quarter and full year of 2009 increased approximately 1% and 4%, respectively, over the corresponding periods of 2008, due to continued market penetration, partly offset by reduced treatment periods and a lower average realized price due to payer mix and lower Medicare pricing.  U.S. V.A.C. sales revenue increased 11% in the fourth quarter of 2009, due to higher disposable sales associated with increased rental units combined with an increase in sales of therapy units, primarily to large facilities and other customers.  EMEA/APAC AHS revenue increased 16% to $93.0 million for the fourth quarter yet decreased 1% to $340.5 million for the full year of 2009 from $80.1 million and $344.7 million, respectively, for the fourth quarter and full year of 2008.  On a non-GAAP, constant currency basis, EMEA/APAC AHS revenue increased by 3% and 5%, respectively, for the fourth quarter and full year of 2009 compared to the same periods one year ago.

Total revenue from our Regenerative Medicine division was $76.9 million and $285.9 million for the fourth quarter and full year of 2009, respectively.  Fourth quarter Regenerative Medicine revenue increased 13% as compared to the same period one year ago.  For the full year of 2009, Regenerative Medicine revenue increased 18%, compared to the prior year on a pro forma basis.  Sales of Strattice™, our porcine-based reconstructive tissue matrix, generated $27.1 million of total sales in the quarter, or 35% of total Regenerative Medicine revenue for the period.  Total Strattice sales in the fourth quarter of 2009 increased $12.1 million, or 80%, from the same period one year ago.

Worldwide TSS revenue was $82.7 million for the fourth quarter and $300.2 million for the full year of 2009 compared to $77.0 million and $327.1 million, respectively, for the same periods in the prior year.  North American revenue from TSS was $54.5 million for the fourth quarter of 2009, a 1% increase from the prior-year period, due primarily to increased demand in our rental business partially offset by lower sales resulting from prolonged customer capital constraints.  North American TSS revenue for the full year of 2009 was $196.4 million, down 11% from the prior year revenue of $221.7 million.  EMEA/APAC TSS revenue of $28.2 million and $103.8 million for the fourth quarter and full year of 2009, increased 22% yet decreased 2%, respectively, compared to the corresponding periods of 2008.  Excluding foreign currency exchange rate movements, EMEA/APAC TSS revenue increased 9% and 4%, respectively, for the fourth quarter and the full year of 2009 compared to the same periods in the prior year due primarily to increased rental volume of our bariatric and wound care products and higher wound care sales volumes.

Profit Margins Improve on Mix and Productivity Initiatives

Gross profit for the fourth quarter and the full year of 2009 was $297.6 million and $1.080 billion, respectively, representing increases of 19% and 14% from the corresponding periods of the prior year.  Gross profit margin was approximately 56.5% for the fourth quarter of 2009, an increase of approximately 580 basis points from the same period one year ago.  The gross profit margin increase was due primarily to higher V.A.C. Therapy unit sales, increased field service operations productivity, higher gross margins associated with the Regenerative Medicine business unit and lower product royalty rates.

Fourth quarter selling, general and administrative (“SG&A”) expenses increased approximately $16.7 million, or 13%, over the fourth quarter of 2008.  SG&A increases included higher legal expenses associated with pending litigation matters, higher share-based compensation expense, increased costs associated with the Company’s upcoming market entry in Japan, higher marketing expenses related to new product launches and global business transformation initiatives.

Research and development expenses for the fourth quarter of 2009 increased 6% from the prior-year period to $24.0 million, due in part to increased activity related to the development of our next generation of AHS products.  Total research and development expenses represented approximately 5% of revenue for the fourth quarter of 2009.

Other Income/Expense Reflects Continued Deleveraging Progress

Fourth quarter 2009 interest expense decreased to $24.5 million, from $31.7 million in the same period of the prior year, due to scheduled and voluntary debt payments made over the last twelve months.  Long-term debt outstanding as of December 31, 2009 consisted of a senior secured term loan of $750.0 million due 2013 and $690.0 million of 3.25% senior convertible notes due 2015.

During the first quarter of 2009, the Company adopted required accounting standards related to the accounting for certain convertible debt instruments.  The standards specify that issuers of such instruments should account separately for the liability and equity components in a manner that reflects the entity’s estimated non-convertible borrowing rate at the date of issuance.  As a result of the Company’s adoption of these standards, we recorded $3.1 million, or $0.05 per diluted share, of additional after-tax non-cash interest expense during the fourth quarter of 2009.  The required retroactive application of these standards also resulted in additional after-tax, non-cash interest expense for the fourth quarter of 2008 of $2.9 million, or $0.04 per diluted share.

Income Tax Rate

The effective income tax rate for the fourth quarter and full year of 2009 was 32.9% and 31.6%, respectively, compared to 26.2% and 39.5% for the prior-year periods.  The effective income tax rate for the fourth quarter of 2008 was impacted by the favorable resolution of certain tax contingencies while the higher full year 2008 tax rate resulted from $61.6 million of non-deductible costs associated with our LifeCell acquisition.

Reconciliation to Adjusted Diluted Earnings per Share

Diluted earnings per share, on a non-GAAP basis, adjusted for certain non-cash acquisition-related expenses and restructuring charges, were as follows:

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
Diluted EPS – GAAP basis	$0.93	$0.70	$3.24	$2.32
Acquisition-related adjustments:
Amortization of acquired intangibles	0.09	0.09	0.36	0.21
Debt issuance cost amortization	0.03	0.03	0.13	0.08
Expense from LifeCell inventory write-up	-	0.04	-	0.13
In-process research and development	-	-	-	0.86
Interest expense – adoption of required accounting standards for convertible debt	0.05	0.04	0.17	0.10
Restructuring and other charges	-	0.08	0.09	0.08

Adjusted diluted EPS – non-GAAP basis	$1.10	$0.98	$3.99	$3.78

Financial Position Again Demonstrates Liquidity and Strength

Total cash at year-end was $263.2 million, an increase of $15.4 million from year-end 2008.  During the fourth quarter and year ended December 31, 2009, the Company made scheduled and voluntary senior credit facility repayments totaling $50.0 million and $200.0 million, respectively, from cash-on-hand.  Operating cash flow less net capital expenditures for the full year of 2009 was $292.7 million.  Total long-term debt outstanding at December 31, 2009 was $1.306 billion on a GAAP-basis, including the discount associated with our adoption of required accounting standards, and $1.440 billion on an economic, or debt-instrument, basis.  The long-term debt balances in our condensed consolidated balance sheets reflect the discount associated with applying the estimated non-convertible borrowing rate upon the issuance of the convertible notes.  The total discount will accrete over the term of the notes.  As of December 31, 2009 and 2008, these convertible notes had balances of $556.2 million and $536.4 million, respectively, within our condensed consolidated balance sheets.

Outlook

The following guidance is based on current information and expectations as of January 26, 2010 (in millions, except per share data):

			% Change
	FY 2009	FY 2010	from 2009
Total revenue	$ 1,993	$ 2,050 – $ 2,090	3% – 5%

Diluted EPS – GAAP basis	$ 3.24	$ 3.56 – $ 3.66	10% – 13%
Acquisition-related adjustments:
Amortization-related adjustments	0.49	0.49
Non-cash interest – accounting for convertible debt	0.17	0.19
Restructuring and other charges	0.09	0.08 – 0.12

Adjusted Diluted EPS – non-GAAP basis	$ 3.99	$ 4.32 – $ 4.46	8% – 12%

Diluted weighted average shares outstanding	70.5	71.0 – 72.0	1% – 2%

The revenue guidance reflects our expectation of (i) low-single digit growth in AHS resulting from increased market penetration, partially offset by lower realized pricing, (ii) mid-teens growth in Regenerative Medicine revenue and (iii) stable revenue in the TSS business.  Our 2010 outlook also assumes foreign currency exchange rates are comparable to 2009 and assumes the seasonal slowing of AHS revenue growth which we have historically seen beginning late in the fourth quarter and continuing into the first quarter.  We believe this seasonal pattern is generally caused by year-end clinical treatment patterns, such as the postponement of elective surgeries and increased discharges of individuals from the acute care setting around the winter holidays.

While we expect 2010 to be an investment year in terms of entering the Japanese market and continuing with our global business transformation efforts, earnings leverage is expected to be realized through favorable product mix, operating efficiencies and continued debt reduction activities.  In addition, during the first half of 2010, the Company expects to incur certain charges associated with its global business transformation and other business unit initiatives.

Non-GAAP Financial Information

Within this document, we have included our results for the fourth quarter and full year ended December 31, 2009, along with our outlook on a non-GAAP basis to exclude the impact of the specified non-cash expenses set forth above associated with our acquisition of LifeCell in the second quarter of 2008 and the impact of restructuring charges incurred during the first quarter of 2009 and 2010 and the fourth quarter of 2008.  In addition, we have presented supplemental revenue data on a non-GAAP basis to exclude the impact of foreign currency fluctuations between 2008 and 2009.  These non-GAAP financial measures do not replace the presentation of our GAAP results and outlook.  We have provided this supplemental non-GAAP information because it may provide meaningful information regarding our results and outlook on a basis that better facilitates an understanding of our expected results of operations which may not be otherwise apparent under GAAP.  Management uses this non-GAAP financial information, along with GAAP information, for reviewing the operating results of its business segments and for analyzing potential future business trends.  In addition, we believe some investors may use this information in a similar fashion.  A reconciliation of our GAAP selected financial information for the periods presented to the non-GAAP selected financial information provided is included herein.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. Eastern Standard Time today, Tuesday, January 26, 2010.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	866-336-4900
International Dial-in Number:	+702-696-5179
Conference ID Number:	50849669

This call is being webcast and can be accessed at the Kinetic Concepts, Inc. Web site at http://www.kci1.com/investor/index.asp, by clicking on Webcast – Q4 and Year End 2009 Kinetic Concepts, Inc. Earnings Conference Call.  An archive of the web cast will be available until January 25, 2011 at http://www.kci1.com/investor/index.asp.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  KCI does not currently expect to update this business outlook until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.  Although KCI undertakes no duty to update its business outlook, KCI may update the full business outlook or any portion thereof at any time.

About KCI

Kinetic Concepts, Inc. (NYSE:KCI), is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets.  Headquartered in San Antonio, Texas, KCI's success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing and the lives of patients around the world.

The Company employs approximately 6,700 people and markets its products in more than 20 countries.  For more information about KCI and how its products are changing the practice of medicine, visit www.KCI1.com.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue, earnings per share, growth objectives and weighted average shares outstanding.  The forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties that could cause us to fail to achieve our current financial projections and other expectations, such as changes in the demand for AHS Therapy resulting from increased competition, the seasonal slowing of AHS Therapy unit growth in the fourth and first quarter of each year, changes in payer reimbursement policies or in our ability to protect our intellectual property rights.  All information set forth in this release and its attachments is as of January 26, 2010.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."  These reports are on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information may also be set forth in those sections in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is expected to be filed with the SEC in late February 2010.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,			Year ended December 31,
			%			%
	2009	2008 (1)	Change	2009	2008 (1)	Change
Revenue:
Rental	$305,183	$293,385	4.0%	$1,178,138	$1,199,778	(1.8)%
Sales	221,634	199,085	11.3	814,506	678,131	20.1

Total revenue	526,817	492,470	7.0	1,992,644	1,877,909	6.1

Rental expenses	162,176	176,483	(8.1)	667,440	715,152	(6.7)
Cost of sales	67,039	66,283	1.1	244,784	218,503	12.0

Gross profit	297,602	249,704	19.2	1,080,420	944,254	14.4

Selling, general and administrative expenses	140,169	123,517	13.5	505,214	433,331	16.6
Research and development expenses	24,017	22,560	6.5	92,088	75,839	21.4
Acquired intangible asset amortization	10,158	10,158	-	40,634	25,001	62.5
In-process research and development	-	-	-	-	61,571	-

Operating earnings	123,258	93,469	31.9	442,484	348,512	27.0

Interest income and other	173	1,104	(84.3)	819	6,101	(86.6)
Interest expense	(24,469)	(31,691)	(22.8)	(104,918)	(80,753)	29.9
Foreign currency gain (loss)	(108)	4,048	-	(4,004)	1,308	-

Earnings before income taxes	98,854	66,930	47.7	334,381	275,168	21.5

Income taxes	32,523	17,539	85.4	105,679	108,724	(2.8)

Net earnings	$66,331	$49,391	34.3%	$228,702	$166,444	37.4%

Net earnings per share:
Basic	$0.94	$0.70	34.3%	$3.26	$2.33	39.9%

Diluted	$0.93	$0.70	32.9%	$3.24	$2.32	39.7%

Weighted average shares outstanding:
Basic	70,334	70,594		70,110	71,464

Diluted	70,974	70,845		70,542	71,785

(1) 2008 amounts for the periods presented have been restated to reflect the adoption of a required accounting standard regarding convertible notes.  This standard was applied retroactively, as required.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,
	2009	2008 (1)
Assets:
Current assets:
Cash and cash equivalents	$263,157	$247,767
Accounts receivable, net	425,042	406,007
Inventories, net	121,044	109,097
Deferred income taxes	11,715	19,972
Prepaid expenses and other	37,330	34,793

Total current assets	858,288	817,636

Net property, plant and equipment	296,055	303,799
Debt issuance costs, less accumulated amortization of
$23,000 at 2009 and $7,896 at 2008	35,191	50,295
Deferred income taxes	17,513	8,635
Goodwill	1,328,881	1,337,810
Identifiable intangible assets, net	489,213	472,547
Other non-current assets	13,424	12,730

	$3,038,565	$3,003,452

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$63,301	$53,765
Accrued expenses and other	226,823	258,666
Current installments of long-term debt	132,353	100,000
Income taxes payable	18,484	-

Total current liabilities	440,961	412,431

Long-term debt, net of current installments and discount	1,173,808	1,415,443
Non-current tax liabilities	29,074	26,205
Deferred income taxes	212,257	239,621
Other non-current liabilities	4,994	6,382

	1,861,094	2,100,082

Shareholders' equity:
Common stock; authorized 225,000 at 2009 and 2008,
issued and outstanding 71,256 at 2009 and 70,524 at 2008	71	71
Preferred stock; authorized 50,000 at 2009 and 2008; issued and
outstanding 0 at 2009 and 2008	-	-
Additional paid-in capital	804,111	765,645
Retained earnings	357,350	128,648
Accumulated other comprehensive income, net	15,939	9,006

Shareholders' equity	1,177,471	903,370

	$3,038,565	$3,003,452

(1) 2008 amounts for the period presented have been restated to reflect the adoption of a required accounting standard regarding convertible notes.  This standard was applied retroactively, as required.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Year ended December 31,
	2009	2008 (1)
Cash flows from operating activities:
Net earnings	$228,702	$166,444
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation, amortization and other	156,930	134,709
Provision for bad debt	10,166	10,605
Amortization of deferred gain on sale of headquarters facility	(1,070)	(1,070)
Amortization of convertible debt discount	19,718	12,777
Write-off of deferred debt issuance costs	3,035	860
Share-based compensation expense	32,506	26,315
Excess tax benefit from share-based payment arrangements	(1,214)	(1,917)
Write-off of in-process research and development	-	61,571
Change in assets and liabilities, net of business acquired:
Increase in accounts receivable, net	(29,271)	(39,884)
Decrease (increase) in inventories, net	(11,953)	5,632
Decrease (increase) in prepaid expenses and other	(1,560)	2,528
Increase (decrease) in deferred income taxes, net	(16,356)	80,108
Increase (decrease) in accounts payable	9,530	(15,618)
Decrease in accrued expenses and other	(28,291)	(6,085)
Increase (decrease) in tax liabilities, net	16,649	(9,844)

Net cash provided by operating activities	387,521	427,131

Cash flows from investing activities:
Additions to property, plant and equipment	(103,289)	(131,283)
Decrease (increase) in inventory to be converted into equipment
for short-term rental	8,462	(11,200)
Dispositions of property, plant and equipment	4,976	5,998
Business acquired in purchase transaction, net of cash acquired	(173)	(1,745,743)
Increase in identifiable intangible assets and other non-current assets	(62,894)	(5,007)

Net cash used by investing activities	(152,918)	(1,887,235)

Cash flows from financing activities:
Proceeds from revolving credit facility	105,000	114,000
Repayments of long-term debt, revolving credit facility and
capital lease obligations	(334,000)	(135,260)
Repurchase of common stock in open-market transactions	-	(50,000)
Excess tax benefit from share-based payment arrangements	1,214	1,917
Proceeds from exercise of stock options	1,850	2,454
Purchase of immature shares for minimum tax withholdings	(1,419)	(1,010)
Proceeds from the purchase of stock in ESPP and other	5,938	4,457
Acquisition financing:
Proceeds from senior credit facility	-	1,000,000
Proceeds from convertible senior notes	-	690,000
Repayment of long-term debt	-	(68,000)
Proceeds from convertible debt warrants	-	102,458
Purchase of convertible debt hedge	-	(151,110)
Payment of debt issuance costs	-	(60,697)

Net cash provided (used) by financing activities	(221,417)	1,449,209

Effect of exchange rate changes on cash and cash equivalents	2,204	(7,331)

Net increase (decrease) in cash and cash equivalents	15,390	(18,226)
Cash and cash equivalents, beginning of year	247,767	265,993

Cash and cash equivalents, end of year	$263,157	$247,767

_______________
(1) 2008 amounts for the period presented have been restated to reflect the adoption of a required accounting standard regarding convertible notes.  This standard was applied retroactively, as required.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended December 31,
	2009				GAAP		Constant
			Constant	2008	%		Currency %
	GAAP	FX Impact	Currency	GAAP	Change		Change (1)

Total Revenue:
AHS
North America	$274,287	$(1,301)	$272,9867	$267,331	2.6%		2.1%
EMEA/APAC	92,961	(10,411)	82,550	80,122	16.0		3.0

Total AHS	367,248	(11,712)	355,536	347,453	5.7		2.3

Regenerative Medicine
North America	75,943	(24)	75,919	68,001	11.7		11.6
EMEA/APAC	910	(100)	810	-	-		-

Total Regenerative Medicine	76,853	(124)	76,729	68,001	13.0		12.8

TSS
North America	54,537	(708)	53,829	53,979	1.0		(0.3)
EMEA/APAC	28,179	(3,032)	25,147	23,037	22.3		9.2

Total TSS	82,716	(3,740)	78,976	77,016	7.4		2.5

Total North America revenue	404,767	(2,033)	402,734	389,311	4.0		3.4
Total EMEA/APAC revenue	122,050	(13,543)	108,507	103,159	18.3		5.2

Total Revenue	$526,817	$(15,576)	$511,241	$492,470	7.0%		3.8%

AHS:
North America revenue
Rental	$191,471	$(589)	$190,882	$192,886	(0.7	) %	(1.0	) %
Sales	82,816	(712)	82,104	74,445	11.2		10.3

Total North America revenue	274,287	(1,301)	272,986	267,331	2.6		2.1

EMEA/APAC revenue
Rental	44,478	(4,899)	39,579	38,692	15.0		2.3
Sales	48,483	(5,512)	42,971	41,430	17.0		3.7

Total EMEA/APAC revenue	92,961	(10,411)	82,550	80,122	16.0		3.0

Total rental revenue	235,949	(5,488)	230,461	231,578	1.9		(0.5)
Total sales revenue	131,299	(6,224)	125,075	115,875	13.3		7.9

Total – AHS Revenue	$367,248	$(11,712)	$355,536	$347,453	5.7%		2.3%

Regenerative Medicine Revenue:
North America sales revenue	$75,943	$(24)	$75,919	$68,001	11.7%		11.6%
EMEA/APAC sales revenue	910	(100)	810	-	-		-

Total – Regenerative Medicine Revenue	$76,853	$(124)	$76,729	$68,001	13.0%		12.8%

TSS Revenue:
North America revenue
Rental	$47,065	$(593)	$46,472	$43,299	8.7%		7.3%
Sales	7,472	(115)	7,357	10,680	(30.0)		(31.1)

Total North America revenue	54,537	(708)	53,829	53,979	1.0		(0.3)

EMEA/APAC revenue
Rental	22,169	(2,520)	19,649	18,508	19.8		6.2
Sales	6,010	(512)	5,498	4,529	32.7		21.4

Total EMEA/APAC revenue	28,179	(3,032)	25,147	23,037	22.3		9.2

Total rental revenue	69,234	(3,113)	66,121	61,807	12.0		7.0
Total sales revenue	13,482	(627)	12,855	15,209	(11.4)		(15.5)

Total – TSS Revenue	$82,716	$(3,740)	$78,976	$77,016	7.4%		2.5%

_______________
(1) Represents percentage change between 2009 Non-GAAP Constant Currency revenue and 2008 GAAP revenue.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Year ended December 31,
	2009				GAAP		Constant
			Constant	2008	%		Currency %
	GAAP	FX Impact	Currency	GAAP	Change		Change (1)

Total Revenue:
AHS
North America	$1,066,124	$2,960	$1,069,084	$1,049,215	1.6%		1.9%
EMEA/APAC	340,451	20,208	360,659	344,735	(1.2)		4.6

Total AHS	1,406,575	23,168	1,429,743	1,393,950	0.9		2.6

Regenerative Medicine
North America	284,075	(75)	284,000	156,837	81.1		81.1
EMEA/APAC	1,823	(164)	1,659	-	-		-

Total Regenerative Medicine	285,898	(239)	285,659	156,837	82.3		82.1

TSS
North America	196,354	2,233	198,587	221,684	(11.4)		(10.4)
EMEA/APAC	103,817	5,611	109,428	105,438	(1.5)		3.8

Total TSS	300,171	7,844	308,015	327,122	(8.2)		(5.8)

Total North America revenue	1,546,553	5,118	1,551,671	1,427,736	8.3		8.7
Total EMEA/APAC revenue	446,091	25,655	471,746	450,173	(0.9)		4.8

Total Revenue	$1,992,644	$30,773	$2,023,417	$1,877,909	6.1%		7.7%

AHS:
North America revenue
Rental	$757,745	$1,659	$759,404	$755,868	0.2%		0.5%
Sales	308,379	1,301	309,680	293,347	5.1		5.6

Total North America revenue	1,066,124	2,960	1,069,084	1,049,215	1.6		1.9

EMEA/APAC revenue
Rental	164,950	10,873	175,823	169,658	(2.8)		3.6
Sales	175,501	9,335	184,836	175,077	0.2		5.6

Total EMEA/APAC revenue	340,451	20,208	360,659	344,735	(1.2)		4.6

Total rental revenue	922,695	12,532	935,227	925,526	(0.3)		1.0
Total sales revenue	483,880	10,636	494,516	468,424	3.3		5.6

Total – AHS Revenue	$1,406,575	$23,168	$1,429,743	$1,393,950	0.9%		2.6%

Regenerative Medicine Revenue:
North America sales revenue	$284,075	$(75)	$284,000	$156,837	81.1%		81.1%
EMEA/APAC sales revenue	1,823	(164)	1,659	-	-		-

Total – Regenerative Medicine Revenue	$285,898	$(239)	$285,659	$156,837	82.3%		82.1%

TSS Revenue:
North America revenue
Rental	$172,893	$1,790	$174,683	$188,083	(8.1	) %	(7.1	) %
Sales	23,461	443	23,904	33,601	(30.2)		(28.9)

Total North America revenue	196,354	2,233	198,587	221,684	(11.4)		(10.4)

EMEA/APAC revenue
Rental	82,550	4,530	87,080	86,169	(4.2)		1.1
Sales	21,267	1,081	22,348	19,269	10.4		16.0

Total EMEA/APAC revenue	103,817	5,611	109,428	105,438	(1.5)		3.8

Total rental revenue	255,443	6,320	261,763	274,252	(6.9)		(4.6)
Total sales revenue	44,728	1,524	46,252	52,870	(15.4)		(12.5)

Total – TSS Revenue	$300,171	$7,844	$308,015	$327,122	(8.2	) %	(5.8	) %

_______________
(1) Represents percentage change between 2009 Non-GAAP, Constant Currency revenue and 2008 GAAP revenue.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Selected Financial Information - GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2009	of Acquired	Cost	Accounting	and Other	Adjusted	Adjusted	%
	GAAP	Intangibles	Amortization	Standards	Charges	2009	2008	Change

Operating earnings	$123,258	$10,158	$-	$-	$-	$133,416	$117,818	13.2%
Net earnings (1)	$66,331	$6,248	$2,220	$3,119	$-	$77,918	$69,199	12.6%
Diluted earnings per share	$0.93	$0.09	$0.03	$0.05	$-	$1.10	$0.98	12.2%

	Year ended December 31,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2009	of Acquired	Cost	Accounting	and Other	Adjusted	Adjusted	%
	GAAP	Intangibles	Amortization	Standards	Charges	2009	2008	Change

Operating earnings	$442,484	$40,634	$-	$-	$9,356	$492,474	$459,437	7.2%
Net earnings (1)	$228,702	$24,990	$9,289	$12,126	$6,301	$281,408	$271,739	3.6%
Diluted earnings per share	$3.24	$0.36	$0.13	$0.17	$0.09	$3.99	$3.78	5.6%

	Three months ended December 31,
				Interest
				Expense -
			Debt	Adoption of			In-Process
		Amortization	Issuance	Required	Restructuring		Research
	2008	of Acquired	Cost	Accounting	and Other	Inventory	and	Adjusted
	GAAP	Intangibles	Amortization	Standards	Charges	Write-up	Development	2008

Operating earnings	$93,469	$10,158	$-	$-	$9,324	$4,867	$-	$117,818
Net earnings (1)	$49,391	$6,247	$1,945	$2,889	$5,734	$2,993	$-	$69,199
Diluted earnings per share	$0.70	$0.09	$0.03	$0.04	$0.08	$0.04	$-	$0.98

	Year ended December 31,
				Interest
				Expense -
			Debt	Adoption of			In-Process
		Amortization	Issuance	Required	Restructuring		Research
	2008	of Acquired	Cost	Accounting	and Other	Inventory	and	Adjusted
	GAAP	Intangibles	Amortization	Standards	Charges	Write-up	Development	2008

Operating earnings	$348,512	$25,001	$-	$-	$9,324	$15,029	$61,571	$459,437
Net earnings (1)	$166,444	$15,376	$5,512	$7,859	$5,734	$9,243	$61,571	$271,739
Diluted earnings per share	$2.32	$0.21	$0.08	$0.10	$0.08	$0.13	$0.86	$3.78

(1) Adjustments to “Net earnings” are presented net of tax. The tax effect of each reconciling item is calculated using the Company’s estimated incremental tax rate for the period.  With the exception of the adjustments for “In-Process Research and Development” and “Restructuring and Other Charges,” the tax effect of the adjustments was calculated using the estimated incremental U.S. combined federal and state tax rate of 38.5%.  Due to the global nature of the “Restructuring and Other Charges,” the tax effect of these adjustments was calculated using the Company’s consolidated effective income tax rate for the period.  The consolidated effective income tax rate was 32.9% and 26.2% for the three months ended December 31, 2009 and 2008, respectively, and was 31.6% and 39.5% for the year ended December 31, 2009 and 2008, respectively.  There is no tax effect calculated for the “In-Process Research and Development” adjustment as this was not deductible for tax purposes.